Exhibit 3.28

		Phone: (503) 986-2200 Fax: (503) 378-4381				Articles of Amendment—Business/Professional/Nonprofit
		Secretary of State Corporation Division 255 Capital St. NE, Suite 151 Salem, OR 97310-1327				Check the appropriate box below: ☒ BUSINESS/PROFESSIONAL CORPORATION (Complete only 1, 2, 3, 4, 5, 7) ☐ NONPROFIT CORPORATION (Complete only 1, 2, 3, 5, 6, 7)
Registry Number:		076302-13
In accordance with Oregon Revised Statute 192.410-192.490, the information on this application is public record.
We must release this information to all parties upon request and it will be posted on our website. For office use only
Please Type or Print Legibly in Black Ink.
1)	Entity Name:	Simplex Manufacturing Co.

2)	State the Article Number(s) and set forth the article(s) as it is amended to read. (Attach a separate sheet if necessary.)
See attached

3)	The Amendment was Adopted On:				October 26, 2007
(If more than one amendment was adopted, identify the date of adoption of each amendment.)

	BUSINESS/PROFESSIONAL CORPORATION ONLY					NONPROFIT CORPORATION ONLY

4)	Check the Appropriate Statement					5)	Check the Appropriate Statement
☒	Shareholder action was required to adopt the amendment(s). The vote was as follows:					☐	Membership approval was not required. The amendment(s) was approved by a sufficient vote of the board of directors or Incorporators.
						☐	Membership approval was required. The membership vote was as follows:
	Class or series of shares	Number of shares outstanding	Number of votes entitled to be cast	Number of votes cast FOR	Number of votes cast AGAINST	Class(es) entitles to vote	Number of members entitled to vote	Number of votes entitled to be cast	Number of votes cast FOR	Number of votes cast AGAINST
	Common	83.951	83.951	83.951	-0-

☐	Shareholder action was not required to adopt the amendment(s). The amendment(s) was adopted by the board of directors without shareholder action
☐	The corporation has not issued any shares of stock. Shareholder action was not required to adopt the amendment(s). The amendment(s) was adopted by the board of directors.

6)	Execution
				Printed Name			Title
				Steven P. Daniels			President and CEO

7)	Contact Name (To receive questions with this filing.)
Robert L. Schlossberg
Daytime Phone Number (Include area code.)
(312) 372-1947

SIMPLEX MANUFACTURING CO.

ATTACHMENT TO
ARTICLES OF AMENDMENT
TO ARTICLES OF INCORPORATION
OF
SIMPLEX MANUFACTURING CO.
Article III of the Articles of Incorporation of Simplex Manufacturing Co. are amended to read as follows:
Article III. The aggregate number of shares which this Corporation shall have authority to issue is 6,180 shares of common stock with a par value of $1.00 per share, which shall be divided into the following classes:
(a)    5,180 shares of voting common stock, and
(b)    1,000 shares of non-voting common stock.
Each Share of the voting common stock and the non-voting common stock shall have such rights, powers and preferences as are set forth below:
(i)    The voting common stock and the non-voting common stock shall have identical rights, powers and preferences (including, without limitation, dividend rights and rights upon liquidation), except that the non-voting common stock shall not have voting rights other than voting rights as may be expressly required by law.
(ii)    Each share of the voting common stock shall entitle the holder thereof to one vote, in person or by proxy, at any and all meetings of the stockholders of the Corporation and all matters which may come before such meetings.